                                                                   EXHIBIT 10.61

                          VERITAS SOFTWARE CORPORATION
                                350 Ellis Street
                             Mountain View, CA 94043


                                November 27, 2001


Mark Leslie
[Street Address]
[City, State, Zip]

Dear Mark:

        This letter sets forth the agreement between you and VERITAS Software Corporation and its affiliates (collectively, the "COMPANY") relating to changes in your position with the Company.

        1. Separation. Effective as of November 17, 2000 you resigned from your position as Chief Executive Officer of the Company, and the Company accepted such resignation. On or before December 31, 2001 (the "RESIGNATION DATE") you will resign from your position as Chairman of the Board of Directors of the Company (the "BOARD") and all other positions you hold with the Company and its subsidiaries, except that you will continue to serve as a non-chairman member of the Board.

        2. Payments by the Company. Subject to your execution of the release set forth in Section 9 hereof and your compliance with Sections 10 and 11 hereof, the Company agrees to make the following payments to you.

                (a) The Company shall pay you a base salary at an annualized rate of $208,333 through December 31, 2001 in accordance with the regular payroll practices of the Company.

                (b) Subject to the terms of the VERITAS 2001 Executive Officer Compensation Plan, and depending on the Company's achievement of specified EPS targets for the year ending December 31, 2001, you will be eligible to receive your year 2001 annual EPS Bonus based on a target amount of $333,333. Such payment, if any, shall be made not later than January 31, 2002.

Mark Leslie                            2                       November 27, 2001


        3. Accelerated Vesting of Options.

                (a) All stock options ("OPTIONS"), unvested and outstanding as of the Resignation Date, held by you to purchase shares ("SHARES") of common stock of the Company pursuant to stock option awards ("OPTIONS AWARD AGREEMENTS") under the Company's 1993 Equity Incentive Plan (the "PLAN") will become immediately vested and exercisable upon the Resignation Date.

        4. Employee Options

                (a) Except as set forth in Section 4(b), your Options awarded to you as an employee of the Company ("EMPLOYEE OPTIONS") shall remain exercisable for a period of ninety (90) days following the Resignation Date, and if not exercised by the date ninety (90) days following the Resignation Date, shall be forfeited and cancelled in accordance with the terms of the Plan.

                (b) The following Employee Options shall remain exercisable until December 31, 2004, and if not exercised by December 31, 2004, shall be forfeited and cancelled:

                (i) any Employee Options which are subject to accelerated vesting pursuant to Section 3;

                (ii) any Employee Options for which the exercise price per Share exceeds the Fair Market Value (as defined in the Plan) of a Share as of the date hereof; and

                (iii) to the extent not covered by Section 4(b)(i) or (ii), the Employee Options granted on April 4, 2001.

        5. Director Options.

                (a) You agree that the options identified on EXHIBIT B that were granted to you under the Plan were granted to you for services performed as a member of the Company's Board of Directors ("DIRECTOR OPTIONS"). Such Director Options shall remain outstanding under their existing terms as provided by the Plan as you continue your relationship with the Company as a Director of the Board.

        6. Option Transfer. The Company hereby agrees that, notwithstanding the terms of the Plan and your Award Agreement, prior to the cancellation of any Employee or Director Option, you may transfer any

Mark Leslie                            3                       November 27, 2001


outstanding Employee or Director Option held by you to any "family member" of yours in accordance with the terms of this Agreement provided the conditions set forth below are met.

                (i) For purposes of the foregoing, "family member" includes any of your child, legally adopted stepchild, grandchild, parent, stepparent through legal adoption, grandparent, spouse (other than those legally separated), son-in-law, daughter-in-law, a trust in which these persons have one hundred percent of the beneficial interest, a foundation, charitable lead trust or charitable remainder trust as to which these aforementioned persons or the employee manage one hundred percent of the assets, and any other entity of which the aforementioned persons, trust or charitable entities or the employee own one hundred percent of the voting interests and provided further that any lead or remainder interest of a charitable lead trust of charitable entity be held by or for the benefit of these aforementioned persons. To the extent you desire to transfer Options for estate planning purposes to family members, trusts or foundations not mentioned in the previous sentence, the Company will consider in good faith any requests by you for such a transfer and permit such transfers to the extent such transfers do not or are not likely to result in accounting charges.

                (ii) You (or your estate or representative) shall remain obligated to satisfy all employment tax and other tax obligations (including withholding tax) associated with the exercise of the transferred Employee or Director Options.

                (iii) You shall notify the Company in writing that such transfer has occurred and provide details as to which and how many Employee or Director Options were transferred.

                (iv) You shall indemnify the Company with respect to any claim, cause of action or other expense incurred by the Company (including attorneys fees) in connection with, or arising from, any such transfer executed or proposed by you (or your estate or representative), other than as a result of the Company's gross negligence or misconduct.

                (v) Following such transfer, the transferred stock options shall continue to be subject to the same terms and conditions as were applicable to the Employee or Director Options immediately prior to the transfer, including the forfeiture provision set forth herein provided that the term "Participant" as used in the Company's stock option plan and relevant option agreement shall be deemed to refer to the transferee where required by context.

Mark Leslie                            4                       November 27, 2001


                (vi) The transferee may not further transfer or assign the transferred Employee or Director Options, other than by will or by the laws of descent and distribution.

                (vii) The transferred Employee or Director Option may only be exercised by the transferee to the same extent such option could, at such time, be exercised by you but for such transfer as set forth herein.

        7. Benefits.

                (a) For a period of five years following the Resignation Date, the Company shall either (i) continue medical, dental, and vision benefits for you and your eligible dependents on substantially similar terms and at the same cost to you as prior to the Resignation Date or (ii) make payments to you such that, after payment by you of all applicable taxes thereon, you retain an amount which, when added to the amount of your contribution if any to your health insurance arrangement as in effect prior to the Resignation Date will enable you to purchase medical, dental and vision benefits substantially similar to those you and your eligible dependents received immediately prior to the Resignation Date on substantially similar terms you received such benefits immediately prior to the Resignation Date.

                (b) The benefits provided and/or the amounts paid under this
Section 7 shall terminate should you become eligible to receive substantially similar medical, dental or vision benefits offered by another entity at a cost no greater than that described in Section 7(a). To the extent you become eligible to receive substantially similar benefits at a greater cost than described in Section 7(a), the Company shall have the option to continue to provide benefits under Section 7(a) or pay you an amount such that, after payment by you of all applicable taxes thereon, you retain an amount equal to the difference between the cost of such alternative benefits and the cost to you of the benefits provided to you by the Company prior to the Registration Date.

        8. Other Miscellaneous Benefits.

                (a) So long as you are a member of the Board, the Company will continue to provide you with part-time administrative support as reasonably necessary to support your continuing role as an outside director. In addition, as an outside director you will receive limited network access and support solely for the purposes of accessing e-mail and voicemail, such support comparable to the

Mark Leslie                            5                       November 27, 2001


technical support for e-mail and voicemail provided to senior executives of the Company.

                (b) Subject to the provisions of Section 10 of this Agreement, upon the termination of your service as an employee, the Company will permit you to keep the Company computer equipment in your possession, although you agree to return or destroy all confidential information of the Company that does not relate to your duties as a member of the Board. You will be responsible for any income taxes associated with this transfer of ownership.

        9. Release.

                (a) You agree to and do fully and completely release, discharge and waive any and all claims, complaints, causes of action or demands of whatever kind which you have or may have against the Company, its subsidiaries, affiliates, predecessors and successors and all its past and present directors, officers and employees by reason of any event, matter, cause or thing which occur prior to the date hereof (hereinafter "EXECUTIVE CLAIMS"). You understand and accept that this Agreement specifically covers, but is not limited to, any and all Executive Claims which you have or may have against the Company relating in any way to the Employment Agreement (as defined in Section 13) or to compensation, or to any other terms, conditions or circumstances of your former employment, service as a director or your role as a shareholder of the Company, and to the resignation of such employment, whether for severance or based on statutory or common law claims for employment discrimination (including age discrimination), wrongful discharge, breach of contract or any other theory, whether legal or equitable. Notwithstanding the foregoing, you do not waive any rights which you may be entitled to seek to enforce this Agreement or obtain benefits to which you are entitled under the Company's existing benefit plans or under law, or to seek indemnification with respect to liability incurred by you as an officer or director of the Company.

                (b) You acknowledge that this Release shall extend to unknown, as well as known claims, and hereby waives the application of any provision of law, including, without limitation, Cal. Civ. Code Section 1542 (West 1982 & 2000 Supp.), that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:

                "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if

Mark Leslie                            6                       November 27, 2001


                known by him must have materially affected his settlement with the debtor."


                                            /s/ Mark Leslie
                                            ------------------------------------
                                            Initial Here

                (c) The Company agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action or demands of whatever kind which the Company has or may have against you by reason of any event, matter, cause or thing which has occurred prior to the date hereof (hereinafter "COMPANY CLAIMS") except any specific matters which are founded upon and directly related to allegations of gross negligence, gross misconduct, breach of fiduciary duty or other malfeasance materially injurious to the Company, known or unknown. The Company understands and accepts that this Agreement specifically covers, but is not limited to, any and all Company Claims which the Company has or may have, known or unknown, against you relating in any way to compensation, or to any other terms, conditions or circumstances of your former employment with the Company, and to the resignation of such employment, whether based on statutory or common law claims for breach of contract or any other theory, legal or equitable. Notwithstanding the foregoing, the Company does not waive any rights to which it may be entitled (i) to seek to enforce this Agreement, (ii) the Inventions Agreement or (ii) your Options Award Agreements.

                (d) The Company acknowledges that this Release shall extend to unknown, as well as known claims, and hereby waives the application of any provision of law, including, without limitation, Cal. Civ. Code Section 1542 (West 1982 & 2000 Supp.), that purports to limit the scope of a general release.
Section 1542 of the California Civil Code provides:

                "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

                                            /s/ Gary Bloom
                                            ------------------------------------
                                            Initial Here

Mark Leslie                            7                       November 27, 2001


        10. Protective Covenants.

                (a) Until such time that the benefits provided under Section 7 of this Agreement expire or terminate, but in no event less than one year following the termination of your service as director, you agree that you shall not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave his or her employment either to work with you or for any other entity or person. The foregoing covenant shall not be deemed to prohibit you from acquiring an investment of not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association. If (i) you are a non-employee member of the Board of Directors of a company of which an employee or former employee of the Company becomes an employee and (ii) you have not participated in any way in the solicitation, inducement, attempt to hire, recruitment or hire of such employee or former employee, the hiring of such employee by such company will not in and of itself be deemed to be an indirect hire by you and will not automatically establish your violation of this covenant absent any other facts and circumstances.

                (b) You represent that the companies set forth on Exhibit A are the companies of which you are currently a member of the board, and that none of such companies is a competitor of the Company. You acknowledge that you will abide by any Conflict of Interest Policy applicable to all members of the Board and in effect from time-to-time by the Company. You further acknowledge that you are not serving on any of such boards as a representative of the Company and are not entitled to indemnification from the Company with respect to your role as a member of any such board and may not disclose any confidential information concerning the Company in connection with such board membership unless required by law or such information as has already been publicly disclosed not through any wrongful act of yours or of others in violation of any applicable confidentiality agreement or as is in the public domain other than as a result of a wrongful act by you or someone acting on your behalf. So long as you are serving as a member of the Board of the Company, you agree that you will not join any additional boards of other companies without notifying the Board and complying with the Company's Conflict of Interest Policy applicable to other members of the Board.

                (c) You agree that you will continue to comply with the terms of the Agreement concerning Certain Duties of Veritas Software Corporation Employment-Inventions, Trade Secrets, Disclosures (the "INVENTIONS

Mark Leslie                            8                       November 27, 2001


AGREEMENT") in accordance with its terms. Additionally, you will not at any time (whether during or after your employment with the Company) disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, confidential data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is known to the industry or the public other than as a result of your breach of this covenant. You agree that upon the Resignation Date, you will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates except to the extent such material was provided to you as a director or is necessary for you to perform your duties as a member of the Board of the Directors. Upon the termination of your services as a director, you agree to return to the Company all materials relating to the business of the Company. You further agree that you will not retain or use for your account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

        11. Communications with the Public; No Disparagement.

            (a) The Company may, in its discretion, issue a press release, with your participation and approval, although such approval shall not be unreasonably withheld, relating to the change in your position with the Company, and any communications you have with third parties regarding your relationship with the Company shall be consistent with the statements contained therein.

            (b) You agree that, other than as may be required by law, you shall not make negative statements or representations, or otherwise communicate negatively, in writing, orally, or otherwise, or take any action which would be considered by a reasonable person to be, directly or indirectly, disparaging or damaging to the Company, its subsidiaries, affiliates, successors or their officers, directors, employees, business or reputation.

            (c) The Company agrees that, other than as may be required by law, it shall not, and shall not authorize any officer, agent, employee or other representative of the Company to, make negative statements or representations, or

Mark Leslie                            9                       November 27, 2001


otherwise communicate negatively, directly or indirectly, in writing, orally or otherwise, concerning your performance of your duties while employed by the Company, your resignation of employment with the Company or the terms and conditions of this Agreement to anyone (other than the Company's legal counsel and accountants or as legally required to be disclosed in the Company's filings with the Securities and Exchange Commission or otherwise), or in connection therewith take any action which would be considered by a reasonable person to be, directly or indirectly, disparaging or be damaging to you.

        12. Remedies.

                (a) You acknowledge and agree that your and the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 10 or 11 would be inadequate and, in recognition of this fact, you agree that, in the event of a breach or threatened breach, in addition to any remedies at law, either party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                (b) It is expressly understood and agreed that although you and the Company consider the restrictions contained in Sections 10 or 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

        13. Entire Agreement: Amendment. This Agreement shall supersede any and all agreements between you and the Company, including but not limited to the Employment Agreement (the "EMPLOYMENT AGREEMENT") dated May 27, 1999 between you and the Company, and, together with the Inventions Agreement and your Options Award Agreements, contains the entire understanding of the parties with respect to your resignation and separation from the Company, except that the terms of the Inventions Agreement and Options Award Agreements shall continue in full force and effect. This Agreement may

Mark Leslie                           10                       November 27, 2001


not be altered, modified or amended except by a written agreement signed by both parties hereto.

        14. Effectiveness. This Agreement has been approved by the Company's Board and is effective as of the date it is executed by both of the parties hereto.

        15. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

        16. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

        17. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by you and shall be assignable by the Company only to a direct or indirect wholly owned subsidiary of the Company; provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.

        18. Acknowledgement. You acknowledge that you have carefully read this Agreement, fully understand and accept all of its provisions and sign it voluntarily of your own free will. You further acknowledge that you have been provided a full opportunity to review and reflect on the terms of this Agreement and to seek the advice of legal counsel of your choice.

        19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        20. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Mark Leslie                           11                       November 27, 2001


                                            Sincerely,

                                            VERITAS SOFTWARE CORPORATION

                                        By: /s/ Gary Bloom (as of 11/28/01)
                                           -------------------------------------

Accepted and Agreed:


/s/ Mark Leslie (as of 11/27/01)
--------------------------------
Mark Leslie

                                    EXHIBIT A

        Kenamea, Inc.


        Zaplet, Inc.


        Brocade Communications, Inc.


        Keynote Systems, Inc.


        Avaya, Inc.


        VMWare

        Model N

        Vertex Venture Holdings

        Post X

                                       EXHIBIT B

LESLIE OPTIONS -- BIFURCATION
                                         TOTAL

                                            TOTAL                   TOTAL
                 EXERCISE      OPTIONS     DIRECTOR   EMPLOYEE    UNVESTED     UNVESTED    UNVESTED
GRANT DATE         PRICE     OUTSTANDING   OPTIONS    OPTIONS     @12/31/01    DIRECTOR    EMPLOYEE
----------       --------    -----------   --------  ---------    ---------    --------    -------
28-Jul-94         $ 0.2963      81,697       8,170      73,527          --           0           0
 3-Aug-95         $ 1.6626     455,625      60,750     394,875          --           0           0
23-Jul-96         $ 2.0082     759,375      60,750     698,625          --           0           0
19-Jun-97         $ 4.7901     860,616      60,750     799,866          --           0           0
14-Apr-98*        $ 8.7037     556,874      60,750     496,124      69,609       7,594      62,015
25-May-99         $17.5555     719,999      29,250     690,749     269,999      10,969     259,030
13-Apr-00         $91.6875     640,000       9,750     630,250     400,000       6,094     393,906
 4-Apr-01         $39.4500     100,224       6,500      93,724      83,250       5,399      77,851
                             ---------     -------   ---------     -------      ------     -------
Total                        4,174,410     296,670   3,877,740     822,858      30,055     792,803
                             =========     =======   =========     =======      ======     =======


*The 28-July-94 options represent the outstanding and unexercised portion of the total 607,500 granted.